Exhibit 99.9

Birner Dental Management Services, Inc.
3801 East Florida Avenue, Suite 508
Denver, Colorado 80210
303-691-0680

FOR IMMEDIATE RELEASE
January 11, 2006

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
    ANNOUNCES INCREASE IN ITS QUARTERLY DIVIDEND FROM $.10 TO $.13 PER SHARE

DENVER, COLORADO, January 11, 2006. Birner Dental Management Services, Inc. (NASDAQ SmallCap Market: BDMS), operators of PERFECT TEETH dental practices, announced that its board of directors has approved an increase in the Company's quarterly dividend to $.13 per share from $.10 per share in 2005. The Company stated that the regular quarterly dividend will have similar record and payable dates as 2005.

"The increase in the regular quarterly dividend is a testament to the strong cash flow the Company is generating," said Fred Birner, Chief Executive Officer of the Company. "In addition, the Company's balance sheet remains strong. We are delighted the Company is in a position to return an increased portion of its current earnings to its shareholders."

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. The Company currently manages 57 dental offices, of which 36 were acquired and 21 were de novo developments. The Company operates its dental offices under the PERFECT TEETH name.

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the cash flow and financial position of the Company and the ability of the Company to pay dividends at the announced rate in 2006 and thereafter. These and other risks are set forth in the reports filed by the Company with the Securities and Exchange Commission.

For Further Information Contact:

Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680